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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 33-115032 of Endo Pharmaceuticals Holdings Inc. and subsidiaries (the "Company") of our report dated March 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company's change in method of accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) appearing in the Annual Report on Form 10-K of Endo Pharmaceuticals Holdings Inc. and subsidiaries for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
June 14, 2004